EX-99.1

             PRESS RELEASE, DATED December 4, 2000.


[COMPANY LOGO]  FOR IMMEDIATE RELEASE
                For more information, contact:
                Media Contact:                     Investor Contact:
                Susan Koehler                      (303) 414-5347
                (303) 414-5634                     investor_relations@icgcom.com
                susan_koehler@icgcom.com


                 ICG COMMUNICATIONS ANNOUNCES MANAGEMENT CHANGES

     ENGLEWOOD, Colo. (Dec. 4, 2000) - ICG Communications, Inc. (ICGXQ) announced today the resignations of several executive team members as part of its on-going financial restructuring efforts. ICG is a telecommunications company and provider of network infrastructure, facilities and management.

     Executive team members resigning include William S. Beans Jr., president and chief operating officer; Harry Herbst, executive vice president and chief financial officer; Cindy Schonhaut, executive vice president of Government and External Affairs; and Carla J. Wolin, executive vice president of People Services.

      "I understand it is difficult to accept this change on a personal level for those who have worked closely with the team members leaving," said Randall
E. Curran, chief executive officer. "I have complete confidence in ICG's employees and their ability to carry on and support the company's leadership as we transition to a more direct chain of command."

     ICG's day-to-day operations will be overseen by Curran and Mike Kallet, executive vice president of Operations, with the support of David Hurtado, senior vice president of Telephony Operations, Darlinda Coe, senior vice president of Network Support, and Gary Lindgren, senior vice president of Engineering.

     Beans will remain on ICG's board of directors to further support ICG as the company continues with its financial restructuring. The company anticipates, and looks forward to, Herbst, Schonhaut and Wolin consulting for ICG on an as-needed basis.

     "Bill has been highly supportive of me and the organization at every level," said Curran. "I applaud Bill, Harry, Cindy, and Carla for their many contributions to ICG during their tenure and appreciate their cooperation with this transition."

     Rich Fish, senior vice president of Finance at ICG, was promoted to executive vice president and chief financial officer, and Gayle Landis, vice president of People Services was promoted to senior vice president. Both Fish and Landis will report directly to Curran. LaCharles Keesee, vice president Government and External Affairs was promoted to senior vice president and will report to Bernie Zuroff, ICG's general counsel.

        In addition, Bob Athey, senior vice president of Sales; Kim Gordon, senior vice president of Marketing; Brian Cato, vice president of Customer Care; and Jack Campbell, chief information officer and senior vice president of Information Systems, also will report directly to Curran.

      On November 14, 2000, ICG filed for Chapter 11 Bankruptcy Protection and also announced it had secured a commitment for up to $350 million of new financing from Chase Manhattan Bank.

                                     -more-


ICG ANNOUNCES  MANAGEMENT CHANGES                                    Page 2 of 2

About ICG Communications

ICG Communications, Inc. is an Englewood, Colo.-based telecommunications company with a nationwide voice and data network. The company is a competitive local exchange carrier (CLEC) and broadband data communications company, as well as a provider of network infrastructure, facilities and management. ICG delivers products and services to its customer base of Internet service providers (ISPs), business customers, and interexchange carriers through its national network. For more information about ICG Communications (NASDAQ: ICGX), visit the company's Web site at http://www.icgcom.com.

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